As filed with the Securities and Exchange Commission on September 27, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GUARDIAN PHARMACY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-3627139
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Galleria Parkway SE

Suite 800

Atlanta, Georgia 30339

(Address, including zip code, of Principal Executive Offices)

Guardian Pharmacy Services, Inc. 2024 Equity and Incentive Compensation Plan

(Full title of the plan)

Fred P. Burke

President and Chief Executive Officer

Guardian Pharmacy Services, Inc.

300 Galleria Parkway SE

Suite 800

Atlanta, Georgia 30339

(Names and address of agent for service)

(404) 810-0089

(Telephone number, including area code, of agent for service)

Copy to:

Mark L. Hanson, Esq.

Jones Day

1221 Peachtree Street NE, Suite 400

Atlanta, Georgia 30361

(404) 521-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller Reporting Company	☐

Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants in the Guardian Pharmacy Services, Inc. 2024 Equity and Incentive Compensation Plan as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)

The Registrant’s Prospectus dated September 25, 2024 filed with the Commission pursuant to Rule 424(b) of the Securities Act, relating to the offering of the Registrant’s Class A common stock, par value $0.001 per share (“Class  A common stock”); and

(b)

The Registrant’s Registration Statement on Form 8-A (File No. 001-42284) filed with the Commission, relating to the Registrant’s Class A common stock, including any amendments and reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the corporation. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments it may make to its officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant under any of the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Incorporated by Reference
Exhibit Number	Description	Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of the Registrant.

4.2	Amended and Restated Bylaws of the Registrant.

4.3	Guardian Pharmacy Services, Inc. 2024 Equity and Incentive Compensation Plan.	S-1/A	333-274847	10.5	09/16/2024

5.1	Opinion of Jones Day.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Jones Day (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on September 27, 2024.

GUARDIAN PHARMACY SERVICES, INC.

By:	/s/ Fred P. Burke
Fred P. Burke
President and Chief Executive Officer

POWER OF ATTORNEY

Know all men by these presents, that each of the undersigned directors and officers of the Registrant hereby constitutes and appoints each of Fred P. Burke and David K. Morris with full power of substitution and resubstitution, as the true and lawful attorney-in-fact or attorneys-in-fact of the undersigned to sign this Registration Statement and any or all amendments, including post-effective amendments to this Registration Statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Fred P. Burke Fred P. Burke	President and Chief Executive Officer and Director (Principal Executive Officer)	September 27, 2024

/s/ David K. Morris David K. Morris	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	September 27, 2024

/s/ John Ackerman John Ackerman	Director	September 27, 2024

/s/ William Bindley William Bindley	Director	September 27, 2024

/s/ Steve Cosler Steve Cosler	Director	September 27, 2024

Name	Title	Date
/s/ Randall Lewis Randall Lewis	Director	September 27, 2024

/s/ Mary Sue Patchett Mary Sue Patchett	Director	September 27, 2024

/s/ Thomas Salentine, Jr. Thomas Salentine, Jr.	Director	September 27, 2024